Exhibit 99.1

November 23, 2022

Liberty Media Corporation Announces Closing of Refinancing of Formula 1 First Lien Term Loan B and Revolving Credit Facility and incurrence of new First Lien Term Loan A

Liberty Media Corporation (“Liberty Media”) (Nasdaq: LSXMA, LSXMB, LSXMK, BATRA, BATRK, FWONA, FWONK) announced today the closing of the refinancing of the first lien Term Loan B and first lien revolving credit facility of certain subsidiaries of Delta Topco Limited, the Liberty Media subsidiary which holds all of its interests in Formula 1, the iconic global motorsports business.

Delta Topco Limited and its subsidiaries (“Formula 1”) replaced the previous $500 million first lien revolving credit facility with a new $500 million revolving credit facility with an extended maturity and replaced the previous $2,902 million first lien Term Loan B with a new first lien Term Loan A of $725 million and a refinanced Term Loan B of $1,700 million. The transaction resulted in an aggregate reduction of debt which Formula 1 made using cash on hand.

As of November 23, 2022, the first lien revolving credit facility was undrawn. The terms of the transaction provide for, amongst other things a maturity of January 15, 2030 for the Term Loan B and January 15, 2028 for the Term Loan A and revolving credit facility. The margin for the Term Loan B is 3.25% with the potential to step down to 3.00% if a certain leverage test is met. The margin for the new Term Loan A and revolving credit facility is between 1.50% and 2.25% depending on leverage ratios, amongst other things, and is fixed at 1.75% for the first year. The reference rate for the Term Loan A, Term Loan B and dollar borrowings under the revolving credit facility is Term SOFR. The Term Loan B, the Term Loan A and the revolving credit facility remain non-recourse to Liberty Media. Formula 1, together with the debt described herein, is attributed to the Formula One Group tracking stock.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Formula One Group. The businesses and assets attributed to the Liberty SiriusXM Group (NASDAQ: LSXMA, LSXMB, LSXMK) include Liberty Media Corporation’s interests in SiriusXM and Live Nation Entertainment. The businesses and assets attributed to the Braves Group (NASDAQ: BATRA, BATRK) include Liberty Media Corporation’s subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) consist of all of Liberty Media Corporation’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including its subsidiary Formula 1 and other minority investments.

About Formula 1

Formula 1® racing began in 1950 and is the world’s most prestigious motor racing competition, as well as the world’s most popular annual sporting series. Formula One World Championship Limited is part of Formula 1® and holds the exclusive commercial rights to the FIA Formula One World Championship™. Formula 1® is a subsidiary of Liberty Media Corporation, attributed to the Formula One Group tracking stock (NASDAQ: FWONA, FWONK). The F1 logo, F1 FORMULA 1 logo, FORMULA 1, F1, FIA FORMULA ONE WORLD CHAMPIONSHIP, GRAND PRIX, PADDOCK CLUB and related marks are trademarks of Formula One Licensing BV, a Formula 1 company. All rights reserved.

For more information on Formula 1® visit www.formula1.com.

Liberty Media Corporation

Courtnee Chun, 720-875-5420